Exhibit 99.3

First Amendment
Dated as of November 20, 2009
to
Second Amended and Restated
Receivables Sale Agreement
Dated as of June 25, 2009

This First Amendment (the “Amendment”), dated as of November 20, 2009, is entered into among IPL Funding Corporation (the “Seller”), Indianapolis Power & Light Company (the “Collection Agent”), Windmill Funding Corporation, a Delaware corporation (“Windmill”), the Liquidity Provider listed on the signature page hereof (the “Liquidity Provider”) and The Royal Bank of Scotland plc, as agent for Windmill and the Liquidity Provider (the “Agent”).

Reference is hereby made to that certain Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among the Seller, the Collection Agent, Windmill, the Liquidity Provider and the Agent.  Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Upon execution by the parties hereto in the space provided for that purpose below the Sale Agreement shall be, and it hereby is, amended as follows:

Section 9.10 of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

Section 9.10.  Confidentiality of Seller and Collection Agent Information.  The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith from the Seller or Collection Agent in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than (a) to the extent required for the consummation of the transactions contemplated by the Sale Agreement (i) to any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof who need to know such information and who have been informed of the confidential nature of this information and of the confidentiality obligations provided hereby, (ii) to any prospective or actual assignee or participant who has signed a confidentiality undertaking similar to this provision, (iii) to any surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser who need to know such information and who have signed a confidentiality undertaking similar to this provision, (iv) to any entity organized to purchase, or make loans secured by, financial assets for which RBS provides managerial services or acts as an administrative agent who need to know such information and who have signed a confidentiality undertaking similar to this provision, or (v) to any rating agency or to Windmill’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers who need to know such information, (b) upon the request or demand of any Governmental Authority; (c) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (d) if required to do so in connection with any litigation or similar proceeding, (e) that has been publicly disclosed, or (f) in connection with the exercise of any remedy hereunder or under any other Transaction Documents.  The Agent and the Purchasers shall make reasonable efforts when practicable to provide advance notice of any litigation or proceedings described in clause (d) above.

Section 2. The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed.  From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 3. This Amendment shall become effective once the Agent has received executed counterparts of this Amendment.

Section 4. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 5. This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

The Royal Bank of Scotland plc, as the Agent and as the Liquidity Provider

By: RBS Securities Inc., as agent

By:	/s/ David Viney
	Name:	David Viney
	Title:	Managing Director

Address:		540 West Madison Street 27th Floor Chicago, Illinois 60661 Attention: Agent Telephone: (312) 338-3491

Windmill Funding Corporation

By:	/s/ Jill A. Russo
	Name:	Jill A. Russo
	Title:	Vice President

Address:		c/o Global Securitization Services, LLC 68 South Service Road Suite 120 Melville, New York 11747 Attention: Frank B. Bilotta Telephone: (212) 302-5151 Telecopy: (212) 302-8767

With a copy to:

The Royal Bank of Scotland plc
RBS Securities Inc., as agent
c/o ABN AMRO Bank N.V.
540 West Madison Street
27th Floor
Chicago, Illinois  60661
Attention:  Windmill Administrator
Telephone:  (312) 338-3491
Telecopy:  (312) 338-0140

IPL Funding Corporation

By:	/s/ Connie Horwitz
	Title:	Treasurer & Assistant Secretary

Indianapolis Power & Light Company

By:	/s/ Connie Horwitz
	Title:	Treasurer & Assistant Secretary